Exhibit 4
(English Translation of Spanish Original Agreement)
€170,000,000
FACILITIES AGREEMENT
TELVENT GIT, S.A.
As the Company
ING BELGIUM S.A. SUCURSAL EN ESPAÑA
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
CAIXA D´ESTALVIS I PENSIONS DE BARCELONA
BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC
As bookrunners
ING BELGIUM S.A. SUCURSAL EN ESPAÑA
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
CAIXA D´ESTALVIS I PENSIONS DE BARCELONA
BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC
THE ROYAL BANK OF SCOTLAND PLC
As mandated lead arrangers
ING BELGIUM S.A. SUCURSAL EN ESPAÑA
CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID
CAIXA D´ESTALVIS I PENSIONS DE BARCELONA
BARCLAYS BANK S.A.
THE ROYAL BANK OF SCOTLAND N.V., SUCURSAL EN ESPAÑA
As Lenders
ING BANK N.V. LONDON BRANCH
As Agent
and
TELVENT EXPORT, S.L.,
TELVENT TRÁFICO Y TRANSPORTE, S.A.,
TELVENT ENERGÍA, S.A.,
TELVENT HOUSING, S.A.,
TELVENT OUTSOURCING, S.A.,
TELVENT SERVICIOS COMPARTIDOS, S.A.,
TELVENT INTERACTIVA, S.A.
TELVENT ENVIRONMENT, S.A.,
MATCHMIND HOLDING, S.L.
As Guarantors
Dated as of March 23, 2010

I
PARTIES
(1)	TELVENT GIT, S.A. (with registered office in Alcobendas (Madrid) at Calle Valgrande 6, registered with the Madrid Commercial Registry in Volume 15370, Sheet 164, Page m257879 with tax identification number (CIF) A-82631623) (the “Company”);

(2)	ING BELGIUM S.A. SUCURSAL EN ESPAÑA, CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID, CAIXA D´ESTALVIS I PENSIONS DE BARCELONA, BARCLAYS BANK S.A. and THE ROYAL BANK OF SCOTLAND, N.V., SUCURSAL EN ESPAÑA as Lenders;

(3)	ING BANK N.V. LONDON BRANCH as agent of the other Finance Parties (the “Agent”);

(4)	TELVENT EXPORT, S.L., TELVENT TRÁFICO Y TRANSPORTE, S.A., TELVENT ENERGÍA, S.A., TELVENT HOUSING, S.A., TELVENT OUTSOURCING, S.A., TELVENT SERVICIOS COMPARTIDOS, S.A., TELVENT INTERACTIVA, S.A., TELVENT ENVIRONMENT, S.A. and MATCHMIND HOLDING, S.L. as initial guarantors;
II
RECITALS
I.	Whereas on September 12, 2008, the Company, Caja de Ahorros y Monte de Piedad de Madrid and ING Belgium S.A., Sucursal en España subscribed a Original Facility agreement with the Company with the object, inter alia, of partially financing certain investments (the “Original Facility”).

II.	Whereas on May 21, 2009, the Company, Caja de Ahorros y Monte de Piedad de Madrid, ING Belgium S.A., Sucursal en España and Caixa d’Estalvis i Pensions de Barcelona (the “Original Facility Lenders”) subscribed a modifying non-extinctive novation agreement in respect of the Original Facility, by virtue of which Caixa d’Estalvis i Pensions de Barcelona, as lender, agreed to partially finance certain additional investments (the “Original Facility Novation Agreement”).

III.	Whereas, this day, the Original Facility Lenders, Barclays Bank, S.A. and The Royal Bank of Scotland, N.V., Sucursal en España hereby sign a Original Facility agreement for the amount of ONE HUNDRED SEVENTY THOUSAND MILLION EUROS (€ 170,000,000) divided into two tranches, the purpose of which is the cancellation of the entirety of the debt referred to in Schedule 4 (Refinanced Lines) and the financing of the liquidity needs of the group to which the Company belongs, all pursuant to the following clauses (the “Agreement”).

III
CLAUSES
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Abengoa Facility” means the irrevocable unsecured bilateral revolving credit facility for a maximum amount of up to sixty million euros (€60,000,000.00), with a maturity of at least twenty-four (24) months from the date of this Agreement (or forty-eight (48) months from the date of this Agreement, when: (i) any Event of Default occurs prior to the completion of the date completing twenty-four (24) months from the date of this Agreement and such Event of Default is not cured by said date, or if ii) in a period of six (6) months prior to the completion of the said twenty-four (24) months from the date of this Agreement any loans are made under the Abengoa Facility (which shall be evidenced through a certificate issued by the chief finance officers of both Abengoa, S.A. and the Company)) with a market interest rate which under no circumstances will exceed nine per cent (9.00%) per annum, to be subscribed between Abengoa, S.A., as lender, and the Company as borrower.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accounting Principles” means generally accepted accounting principles (GAAP) in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board.

“Additional Guarantor” means any Material Subsidiary which, subsequent to the date of this Agreement, becomes a Guarantor by executing and delivering an Accession Letter to the satisfaction of the Agent, in accordance with Clause 26 (Changes to the Obligors).

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial statements).

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche Tohmatsu (or any amalgamation of the same or their successors) or such other firm approved in advance by the Majority Lenders.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.
“Available Negotiable Title Deeds” means (a) certificates of deposit maturing within three (3) months after the relevant date of calculation and issued by an

Reference Bank; (b) any finance investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area (excluding Iceland) or issued through an establishment, branch or agency of any of them having an equivalent credit rating, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security and which have a credit rating of either AA- or higher by S&P or its equivalent; or (c) any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in paragraphs (a) and (b) above; provided that in each case, a member of the Group is beneficially entitled at that time and such investment is not issued or guaranteed by any member of the Group or subject to any security.

“Break Costs” means the current value of the aggregates of the positive differences between: (i) the EURIBOR applicable to the Interest Period in which the voluntary prepayment takes place; and (ii) the interest rate for deposits in euros prevailing two (2) Business Days before the payment, for deposits with maturity closer to the remaining period of the Interest Periods, multiplied by the amount prepaid. The differences calculated will be those corresponding to the number of days remaining until the end of the Interest Period in question (exclusive) from the time of the payment (inclusive) calculated on the basis of a year of three hundred sixty (360) days. The resulting amount will be paid by the Company on a voluntary prepayment date.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Madrid, Barcelona, Amsterdam, New York and (in relation to any date for payment or purchase of euros) any TARGET Day.

“Business Plan” means the 2010-2015 business plan of the Company delivered by the Company to the Agent prior to the date hereof.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of any entity of the Group in a financial institution which said entity may access when such cash is deemed to be “cash and cash equivalents” in the consolidated financial statements of the Group, and not to be “restricted cash”.

“Certifying Officer” means any of two directors, the chief executive officer or the chief financial officer of the Company.

“Change of Control” means a situation under which any person or group of persons (different to Abengoa, S.A.) acting individually or in concert gains “Control” over the Company. For purposes of this definition, “Control” shall have the meaning set forth in section 42 of the Spanish Civil Code.

“Commitment” means a Facility A Commitment or Facility B Commitment.

“Corporate Restructuring” means the corporate restructuring of the Spanish and North American Subsidiaries of the Company projected to be implemented shortly, as disclosed by the Company in the terms described in Schedule 9 (Corporate Restructuring Structure), and mainly, according to the Company, for the effects set forth in paragraphs (a) and (b) below:

(a)	in relation to the restructuring of the North American Subsidiaries:
(i)	to establish a legal structure which might consolidate Telvent’s North American business under one single legal entity, for legal, tax and financial information obligation compliance reasons;

(ii)	to provide the fiscally efficient consolidation of Telvent’s North American legal entities for financial information purposes;

(iii)	to improve the repatriation of earnings, reducing its tax cost;

(iv)	to provide a liquidation of the North American entities not subject to taxation in order to foster consolidation between entities;

(v)	to simplify the structure and account operations of Telvent;

(vi)	to reduce administrative, management and labor costs; and

(vii)	to simplify the current business structure.
(b)	in relation to the restructuring of the Spanish subsidiaries:
(i)	to simplify and rationalize the business structure of the “Global Services” vertical business segment in Spain;

(ii)	to reduce administrative, management and labor costs;

(iii)	to simplify commercial and tax obligations;

(iv)	to centralize the planning and decision-taking of the vertical business segment;

(v)	to improve commercial, administrative and negotiation capacity with third parties; and

(vi)	to encourage the external unitary perception of the vertical business segment vis-à-vis third parties.
“Cover Agreement” means those agreements subscribed pursuant to the Hedging Structure Letter in pari passu conditions in respect of the obligations arising from this Agreement.

“Coverage of the Guarantors” means turnover, EBITDA and gross assets (excluding Non-Recourse Assets) of the Company and of the Guarantors representing at least eighty-five per cent (85%) of the turnover, EBITDA and gross assets of the Group (excluding Non-Recourse Assets).

To such end, DTN will not be considered a Material Subsidiary in accordance with the provisions of Clause 26.2 (Additional guarantors) to the extent the Existing DTN Financing or its refinancing is kept as a Non-Recourse Asset to the satisfaction of the Finance Parties.

“Default Interest” means the same as in Clause 10.3 (Default Interest).

“Defaulting Lender” means any Lender:

(a)	which has failed to make its Commitment in a Facility available or has notified the Agent that it will not make its Commitment in a Loan available by the Loan date of that Facility in accordance with Clause 5.4 (Lenders’ participation);

(b)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Disposal” means a sale, lease, license, transfer, loan or other disposal by a person of any asset (including, but not limited to, shares), whether by a voluntary or involuntary single transaction or series of transactions.

“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any Party; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“DTN” means Telvent DTN Inc. a corporation duly incorporated under the laws of the State of Delaware.

“EBITDA” means the gross positive or negative operating results before interest, tax, depreciation and amortization and, for the purpose of compliance with Clause 22 (Financial Covenants), the deduction of EBITDA corresponding to Non-Recourse Assets included in the applicable Financial Statements.

“Environmental Law” means any applicable law or regulation which relates to:
(a)	the pollution or protection of the environment;

(b)	any emission or substance capable of causing harm to any living organism or the environment;
“EURIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of no later than 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing DTN Financing” means the prevailing DTN financing granted through a syndicated financing agreement dated March 10, 2006, as amended and redrafted on 16 March 2007.

“Existing Financial Indebtedness” means the Financial Indebtedness of the companies of the Group existing as of the date hereof, which is listed in Schedule 10 (Existing Financial Indebtedness).

“Existing Security” means the Security granted by the Companies of the Group existing as on the date of signature of this Agreement, as listed in Schedule 11 (Existing Security).

“Facility” means Facility A and/or Facility B, accordingly.

“Facility A” means the euro denominated fixed-term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:
(a)	in relation to an Original Lender, the amount in euros set opposite its name under the heading “Facility A Commitment” in Schedule 1 (Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement, after deducting any amounts from transfers made to the benefit of third-party companies and any amortizations; and

(b)	in relation to any other Lender, the amount in euros of any Facility A Commitment transferred to it under this Agreement,

in both cases, increased or decreased by any amounts from transfers made by or to the benefit of third-party companies and any amortizations.

“Facility A Loan” means a Loan made under Facility A, pursuant to Clause 5 (Utilization – Loans).

“Facility A Loan Period” means the period running from the date of this Agreement to sixty (60) calendar days after such date, both inclusive.

“Facility B” means the euro denominated revolving loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:
(a)	in relation to a Lender, the amount in euros set opposite its name under the heading “Facility B Commitment” in Schedule 1 (Original Lenders), after deducting any amounts from transfers made to the benefit of third-party companies and any cancellations; and

(b)	in relation to any other Lender, the amount in euros of any Facility B Commitment transferred to it under this Agreement,

in both cases, increased or decreased by any amounts from transfers made by or to the benefit of third-party companies and any cancellations, respectively.
“Facility B Loan” means a Loan made under Facility B, pursuant to Clause 5 (Utilization – Loans).

“Facility B Loan Period” means the period running from the date of this Agreement to the date one (1) Month prior to the Maturity Date, both inclusive, on which date the amounts not utilized will be cancelled in their entirety.

“Facility Office” means:
(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on (or before) the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
“Fee Letter” means any letter or letters dated on or about the date of this Agreement setting out fees payable to a Finance Party in relation to this Agreement or any other Finance Document, including but not limited to any agency fees, commitment fees, structuring fees, etc.

“Finance Document” means this Agreement, any Assignment Agreement, any Fee Letter, Structuring and Syndication Letters, the Hedging Structure Letter, any utilization request, and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Lease” means any lease, hire purchase or sale and lease-back that is defined as a finance or capital lease in accordance with Accounting Principles.

“Finance Party” means the Agent, the Bookrunners, the Arrangers and each Lender.

“Financial Indebtedness” means, at any time, the consolidated outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of the Group in respect of:
(a)	long-term debt (over a year) incurred from banks or financial institutions, plus short-term debt (less than a year) also incurred from banks or financial institutions;

(b)	any amount outstanding under any credit facility;

(c)	any amount arising from the issuing of securities, promissory notes, acknowledgement of debt or similar instruments;

(d)	any Finance Lease;

(e)	factoring/forfeiting and reverse factoring programs, unless performed on a non-recourse basis;

(f)	deferred payments for acquisitions or a similar transactions which include an implied or explicit interest charge in the terms (without double counting); and

(g)	bonds arising from counter-guarantees issued in respect of third-party bond guarantees and any counter-guarantee in respect of bonds, standby or documentary letter of credit or any other instrument issued by a bank or financial institution other than bonds related to projects (bid bond, performance, retention, etc.) which are not considered as indebtedness.
“Financial Statements” shall mean Annual Financial Statements and Quarterly Financial Statements.

“Financial Year” means the annual accounting period of the Group ending 31 December in each year.

“Group” means the group of companies in respect of which the Company has control and regarding which it must prepare its Financial Statements, pursuant to Accounting Principles and section 42 of the Spanish Commercial Code, and, including each of the Company’s Subsidiaries for the time being.

“Guarantors” means the Material Subsidiaries of the Company which, from time to time, guarantee any payment obligation under the Finance Documents (in the broadest sense as permitted by applicable legal regulations).

“Hedging Structure Letter” means the letter signed on the date of signature of this Agreement setting forth the hedging strategy of the Company (to cover at least 80% of Facility A) in form and substance satisfactory to the Arrangers, who will have preference to grant the Hedging Agreements.

“Impaired Agent” means the Agent (in the event the Agent is a Lender under this Agreement) at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
“Insolvency Event” in relation to a Finance Party means that the Finance Party:
(a)	is dissolved (other than pursuant to a reorganization, restructuring or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with insolvency or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a declaration of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a declaration of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or filed against it, such proceeding or petition is instituted or filed by a person or entity not described in paragraph (d) above and:
(i)	results in a declaration of insolvency or bankruptcy or an order for its winding-up or liquidation; or

(ii)	the proceeding or petition is not dismissed by the competent Authorities within a period of thirty (30) days from its filing;
(f)	has a company or similar resolution passed for its winding-up, official management or liquidation (other than pursuant to a reorganization, restructuring or merger);

(g)	seeks or becomes subject to, or substantially all of its assets become subject to, the appointment of an administrator, provisional liquidator, custodian or other similar official;

(h)	has a secured party take possession of all or substantially all its assets or has an interim injunction, guarantee enforcement or similar measure imposed on or all or substantially all its assets and such secured party maintains possession, or any such procedure is not dismissed by the competent Authorities, in each case, within a period of thirty (30) days;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
“Intellectual Property” means:
(a)	any patents, trademarks, designs, business names, copyrights, design rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.
“Interest Cover Ratio” means the ratio of (a) EBITDA, to (b) Net Interest.

“Interest Period” means, in relation to the Facility, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to the Default Interest, each period determined in accordance with Clause 10.3 (Default interest).

“Joint Venture” means any consortium or any other form of business partnership of a similar nature imposed by any client or potential client of a Group company or by any terms and conditions attached to any transaction entered into by any Group company in the ordinary course of its business.

“Legal Reservations” means:
(a)	the principle that remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, bankruptcy, reorganization and other laws generally affecting the rights of creditors;

(b)	the possibility that an undertaking to assume liability for or indemnify a person against non-payment of taxes, as well as compensation or recovery agreements relating thereto may be voided; or

(c)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions to be issued to such end to the satisfaction of the majority Finance Parties.
“Lender” means:
(a)	any of the financial institutions and other entities listed in Schedule 1 (Original Lenders); and

(b)	any bank, financial institution, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” means, for the corresponding period, the ratio of (a) Net Financial Debt, to (b) EBITDA.

“Liquid Assets” means, at any time, Cash credited to an account in the name of a member of the Group with a financial institution and to which a member of the Group is alone beneficially entitled and for so long as that cash is included in the Group company’s Financial Statements as “cash and cash equivalents”, which is not considered as restricted cash.

“Loan” refers to making of a disbursement under the Facility.

“Loan Date” refers to the date on which the Loan was made.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than two thirds (2/3) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than two thirds (2/3) of the Total Commitments immediately prior to that reduction).

“Margin” shall mean (a) during the period commencing on the date of this Agreement and ending on the date falling 12 months after the date of this Agreement (both inclusive), a rate equal to three per cent (3.00%) per annum, (b) thereafter, the Margin will be determined annually pursuant to the Leverage Ratio determined on the basis of the Annual Financial Statements delivered to the Agent together with the relevant Ratio Compliance Certificate, in accordance with the table below:
Leverage Ratio

Margin
Greater than or equal to 2.5x to 1	3.00%
Less than 2.5x to 1 and equal to or greater than 2.0x to 1	2.50%
Less than 2.0x to 1 and equal to or greater than 1.5x to 1	2.25%
Less than 1.5x to 1	2.00%

Changes in the Margin resulting from a change in the Leverage Ratio on the last day of any subsequent Financial Quarter shall become effective as of the Interest Period commencing subsequent to the delivery of the respective Ratio Compliance Certificate.

Should the Company fail to deliver the corresponding Ratio Compliance Certificate with the periods applicable, the Margin will mean the highest Margin possible established in this definition.

“Market Disruption Event” means the same as in Clause 12.2 (Market Disruption).

“Material Adverse Effect” Means an event that results in, or could reasonably be expected to result in, a material adverse effect on:
1.	The ability of the Obligors to perform their obligations under the Finance Documents;

2.	The validity or enforceability of the Finance Documents; or

3.	The financial condition and prospects, material business and operations, material transactions and commercial activities, or material assets of the Group as a whole (excluding Non-Recourse Assets), provided that such material adverse effect could not allow the Obligors to comply with their obligations under the Finance Documents.
For further avoidance of doubt, Material Adverse Effect is subject to any applicable cure periods specified within the relevant provisions where this qualification is used.

“Material Subsidiary” for the effects of calculating the Coverage of the Guarantors, this means any member of the Group that represents, according to the most recent Financial Statement, more than five per cent (5%) of the turnover, EBITDA and gross assets (excluding Non-Recourse Assets) of the Group. The mentioned percentage shall be automatically reduced at any time if the total turnover, EBITDA and gross assets (excluding Non-Recourse Assets) of the Guarantors does not represent eighty-five per cent (85%) of Group’s turnover, EBITDA and gross assets (excluding Non-Recourse Assets) until the Guarantors together with the Company represent such percentage. For purposes of these calculations, intercompany elements between Obligors shall not be accounted for. As of the date of this Agreement, the Material Subsidiaries of the Company are those set forth in Schedule 8 (Material Subsidiaries).

“Maturity Date” means March 10, 2013, or the date that is four years since the date of this Agreement if prior to March 10, 2013 (i) the Permitted DTN Market Transaction is effectively formalized, or (ii) if the Existing DTN Financing is refinanced by the Company to the satisfaction of the Majority Lenders.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Net Financial Debt” Financial Indebtedness excluding, for the purpose of compliance with Clause 22 (Financial Covenants) all amounts indicated on the consolidated Financial Statements as owed by any Non-Recourse Asset; minus Liquid Assets and Available Negotiable Title Deeds excluding, for the purpose of compliance with Clause 22 (Financial Covenants), all amounts indicated on the consolidated Financial Statements as held as Liquid Assets and Available Negotiable Title Deeds by any Non-Recourse Asset.

“Net Interest” means, in line with the income statement and with regard to the Company’s consolidated Financial Statements, for each calculation period: (a) the aggregate amount of all interest, fees, expenses and financial payments, other than principal, accrued or incurred by any Group company under any of their debts or obligations, less (b) the aggregate amount of all income derived from interest, fees, expenses and other financial amounts accrued or received by any Group company. Both (a) and (b) exclude the items corresponding to Non-Recourse Assets included in said consolidated Financial Statements, as well as fees relating to guarantees and bonds for performance connected to projects (such as bonds for bids, enforcement and retention, etc.) which will not be considered Financial Indebtedness.

“Non-Recourse Assets” means a current or future member of the Group having a specific purpose and non-recourse financing to the Company or Group. Where there is any uncertainty as to their non-recourse status, the Company will appoint a legal advisor to the satisfaction of the Finance Parties to issue a legal opinion to such end, the terms of which should also be to the satisfaction of the Finance Parties.

“Obligor” or “Obligors” means, individually or jointly, the Company and the Guarantors.

“Original Facility” refers to the syndicated loan dated September 12, 2008, modified on May 21, 2009, between the Company, ING Belgium, S.A., Sucursal en España, Caja de Ahorros y Monte de Piedad de Madrid and Caixa d´Estalvis i Pensions de Barcelona.

“Original Financial Statements” means the latest consolidated Financial Statements of the Company published by the United States Securities and Exchange Commission.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union, and which has a long-term sovereign debt rating equivalent to or better than AA- in accordance with Standard & Poor’s Rating Services.

“Party” means a party to this Agreement.

“Permitted DTN Debt Market Transaction” means a debt capital market transaction at the Company level aimed at refinancing DTN’s non-recourse debt in full, provided that it has a maturity of at least one (1) year greater than the Maturity Date, it is unsecured and unguaranteed.

“Permitted Financial Indebtedness” means:
(a)	any Financial Indebtedness arising under a Finance Lease (except for those deemed to be a sale and lease-back);

(b)	any Financial Indebtedness arising under a Finance Lease deemed to be a sale and lease-back which individually or jointly does not exceed fifty million euros (€50,000,000);

(c)	any Financial Indebtedness incurred by a member of the Group who is not an Obligor (excluding Non-Recourse Assets) is permitted, if when aggregated with Permitted Loans and Permitted Guarantees made by Obligors to members of the Group who are not Obligors, the total amount does not exceed €50,000,000.00 (without double counting);

(d)	the Financial Indebtedness arising from the refinancing of Existing DTN Financing, subject to such refinancing remaining “ring-fenced” or DTN becoming a Guarantor (to the widest extent permitted by law) with pari passu ranking with a maturity at least one (1) year greater than the Facilities;

(e)	any Financial Indebtedness incurred under the Permitted DTN Debt Market Transaction.

(f)	any Financial Indebtedness existing this day (without including any Financial Indebtedness to be the object of refinancing by virtue of this Agreement) described at the Schedule 10 (Existing Financial Indebtedness) attached hereto;

(g)	any Financial Indebtedness incurred by any member of the Group that is not otherwise permitted by paragraphs (a) to (f) of this definition, provided that such indebtedness would not at any time cause a breach of the financial covenants set forth in Clause 22.1 (Financial condition); and
The Financial Indebtedness raised to finance acquisitions of companies or businesses shall only be considered Permitted Financial Indebtedness if the Group is in pro forma covenant compliance with the financial covenants set forth in Clause 22.1 (Financial condition) is attained before the implementation of the corresponding transaction (using for this purpose the latest Financial Statements closed on 30 June or 31 December and delivered to the Agent) and after the implementation of the transaction (in the case of an acquisition, using the latest Financial Statements closed on 30 June or 31 December and delivered to the Agent and the latest financial statements available (coinciding in respect of the period applicable with the Company Financial Statements used for the effects of the calculation or those immediately preceding, if the latter have not been closed) of the acquired entity, adding any indebtedness incurred through the acquisition, where applicable), and to such end it will provide the appropriate Ratio Compliance Certificates evidencing compliance with the aforementioned conditions.

“Permitted Guarantees” means:
(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any guarantee or indemnity for any Permitted Financial Indebtedness (except for the Permitted DTN Debt Market Transaction);

(c)	any personal guarantee given in order to comply with the Company’s obligations as an entity listed in a stock exchange in the United States of America;

(d)	any personal guarantee granted in regard to any property leased or licensed by any member of the Group;

(e)	any personal guarantee existing on the date of this Agreement, or any personal guarantee replacing an existing personal or any personal guarantee to which the Agent (acting on the instructions of the Majority of Lenders) shall have given its prior written consent;

(f)	any personal guarantee within the Obligors to support any finance facility or obligation;

(g)	personal guarantees by Obligors to members of the Group who are not Obligors, providing that when aggregated with Permitted Loans and Financial Indebtedness incurred by the members of the Group who are not Obligors, does not exceed forty million euros (€40,000,000) (or its equivalent in another currency or currencies) (without double counting); and,

(h)	personal guarantees and performance bonds in the ordinary course of business and trading (bid, performance, etc.);
“Permitted Joint Venture” means any Joint Venture engaged in a business substantially the same as that carried on by the Group or any Group company.

“Permitted Loans” means:
(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	a loan made by an Obligor to another Obligor;

(c)	loans by Obligors to non-Obligor members of the Group, providing that when aggregated with Permitted Guarantees and Financial Indebtedness incurred by non-Obligors, the aggregate principal amount does not exceed forty million euros (€40,000,000) (or its equivalent in another currency or currencies) (without double counting); and,

(d)	any loan not falling within paragraphs (a) to (c) above, the aggregate principal amount of which at any time does not exceed twenty million euros (€20,000,000) (or its equivalent in another currency or currencies).
“Permitted Security” means:
(a)	any Security automatically constituted by operation of law or in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement, provided that such Security or Quasi-Security was not established for purposes of the acquisition of the applicable asset, the principal amount secured by such asset is not increased upon the acquisition or after the acquisition of such asset, and such Security or Quasi-Security is released within six (6) months of the acquisition by the member of the Group;

(c)	any Security arising under any retention of hire purchase or conditional sale arrangement or arrangements having similar effect in respect of the assets acquired or in use, regarding a member of the Group in the ordinary course of trading and in accordance with the standard activity of the supplier involved o with the usual terms of such transactions, providing such Security was not constituted as a result of any default or omission by any member of the Group;

(d)	Existing Security;

(e)	any Security or Quasi-Security over or affecting any assets of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, subject to the same limits and restrictions set forth in paragraph (b) of this definition;

(f)	any Security or Quasi-Security arising as a consequence of any Finance Lease permitted pursuant to the definition of Permitted Financial Indebtedness;

(g)	any Security over any rental deposits in respect of any property leased or licensed by any member of the Group;

(h)	any Security over Non-Recourse Assets; and

(i)	all other Security not falling within the circumstances of the previous paragraphs (a) to (h), providing the total amount secured thereby, individually or jointly, does not exceed twenty million euros €20,000,000.00.
“Permitted Transaction” means:
(a)	Any Disposal required, Financial Indebtedness incurred, guarantee, indemnity or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganization of any member of the Group so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to a member of the Group, subject to the prepayment and cancellation provisions set forth herein. If as a consequence of a solvent liquidation or reorganization of any Obligor any payment or asset is distributed to a non-Obligor, the latter will become an Additional Obligor if necessary to comply with Clause 26.2 (Additional guarantors);

(c)	transactions (other than (i) any sale, lease, license or other disposal, and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms;

(d)	Permitted Joint Ventures;

(e)	any merger, demerger, or corporate reorganization between members of the Group subject to (i) the resulting entity remaining as or becoming a Guarantor (when this is necessary in order to comply with the Coverage of the Guarantors), (ii) the resulting entity continues to be directly or indirectly controlled by the Company, and (iii) the resulting entity’s debt is pari passu with the Facilities;

(f)	any corporate transaction carried out to implement the Corporate Restructuring (provided that any resulting entities becomes or continues to be a Guarantor, if applicable, in compliance with Clause 26.2 (Additional guarantors), but always at all times to the extent permitted by law);

(g)	any other transaction with the prior written consent of the Majority Lenders;

(h)	the Permitted DTN Debt Market Transaction;

(i)	any foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade but not a foreign exchange transaction for investment or speculative purposes;

(j)	in addition to any other Disposals permitted under this Agreement, any Disposal of assets (other than shares in any member of the Group) which are obsolete or which are no longer required for the Group’s business or operations provided that these have been totally written off in the balance sheet according to the terms of the Accounting Principles;

(k)	any lease or license of real property in the ordinary course of business;

(l)	any netting or set-off arrangement entered into by any member of the Group with any of its commercial bankers in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group; and

(m)	any acquisition of an entity (by means of acquiring its total share capital or a controlling stake) or business carried on as a going concern, only if:
(i) In the event the equity value of an acquired company or the value of the business acquired is less than or equal to fifty million euros (€50,000,000.00), the financial ratios are met as established in Clause 22.1 based on a pro forma calculation both before the acquisition (using to such end the latest Company Financial Statements, closed on 30 June or 31 December, delivered to the Agent pursuant to this Agreement) or after the same (using to such end the latest Company Financial Statements, closed on 30 June or 31 December, delivered to the Agent pursuant to this Agreement, incorporating, where applicable, the acquisition debt and the latest financial statements available in relation to the company or business acquired); or
(ii) in the event the equity value of an acquired company or the value of the business acquired is greater than fifty million euros (€50,000,000.00):
a. the financial ratios are met as established in Clause 22.1 based on a pro forma calculation both before the acquisition (using to such end the latest Company Financial Statements, closed on 30 June or 31 December, delivered to the Agent pursuant to this Agreement) or after the same (using to such end the latest Company Financial Statements, closed on 30 June or 31 December, delivered to the Agent pursuant to this Agreement, incorporating, where applicable, the acquisition debt and the latest financial statements available in relation to the company or business acquired); and

b. the company or business acquired has a positive EBITDA; and
c. the equity value of the acquired company or the value of the business acquired is less than 8x its latest audited EBITDA; and
d. the stake or business acquired are consolidated in the Group’s Financial Statements through the global integration method in accordance with Accounting Principles; and
e. in the event the acquisition has been financed through non-recourse indebtedness to the Group, that such financing has a maturity subsequent to the Maturity Date.
(a) any capital investment in an entity partly held by the Company or a company of the Group prior to the date of this Agreement; and
(b) any committed deferred payment on date of this Agreement corresponding to acquisitions of businesses or companies acquired prior to the date of this Agreement.
“Pro Forma Financial Statements” means the income statement, balance sheet and cash flow of the Company for each Financial Year, excluding Non-Recourse Assets
“Qualifying Lender” has the meaning given to that term in Clause 14 (Tax gross-up and indemnities).
“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (c) of Clause 21.1 (Financial statements).
“Quasi-Security” means a term, condition or transaction entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset through (i) the sale, transfer or otherwise disposal of any assets on terms whereby they are or may be leased to or re-acquired by the transferring party, (ii) the sale, transfer or disposal of receivables on recourse terms regarding the transferring party, (iii) entering into any arrangement under which money, facility or account may be offset against another or others, or (iv) entering into any other arrangement having a similar effect.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined two (2) TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Ratio Compliance Certificate” means a certificate issued in accordance with the form provided in Schedule 7 (Form of Ratio Compliance Certificate).
“Reference Banks” means the principal office of BNP Paribas, Banco Santander S.A. and Banco Bilbao Vizcaya Argentaria S.A., nominated by such bank for quoting EURIBOR rates or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Interbank Market” means in relation to euro, the European interbank market.
“Relevant Jurisdiction” means, in relation to an Obligor, its jurisdiction of incorporation or the jurisdictions where it conducts its business.
“Repeating Representations” means each of the representations set out in the following paragraphs of Clause 20: 20.2, 20.3, 20.6, 20.8, 20.9, 20.11, 20.13, 20.14, 20.15, 20.16, 20.17, 20.18, 20.19, 20.21 and 20.22.
“Loan Requests” refers to a notification in terms substantially similar to those set forth in Schedule 3 (Loan Requests).
“Screen Rate” refers, in relation to EURIBOR, to the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.
“Security” means a mortgage, charge, pledge, lien or other security interest.
“Structuring and Syndication Letters” means any letters dated on or before the date of this Agreement containing the terms under which the Arrangers have structured this financing and will syndicate their participations therein.
“Subsidiary” means, any company being directly or indirectly owned by the Company, or entity where the Company directly or indirectly controls more than 50% of the voting rights.
For purposes of this definition, a company shall be treated as being controlled by another pursuant to the provisions of section 43 of the Spanish Civil Code.
“Syndication Procedure” means, for each Lender forming part of this Agreement on the date hereof, the execution of the first transfer agreement regarding its rights and obligations arising from any Finance Document to any third party pursuant to the provisions of Clause 25 (Changes to the Lenders).
“TARGET2” refers to the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.
“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euros.
“Tax” means any tax, levy, impost, duty, lien or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments.
“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being one hundred thousand euros (€100,000,000.00), or the amount resulting from the reduction as a result of the voluntary prepayment or cancellation of Facility A.
“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being seventy thousand euros (€70,000,000.00), or the amount resulting from the reduction as a result of the cancellation of Facility B.
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (in the case of any services rendered in the United Kingdom) and the Spanish Value Added Tax Act 37/1992 (in Spain) and any other tax of a similar nature.
1.2	Construction
(a)	Unless a contrary indication appears a reference in this Agreement to:
(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, the “Company” or any other person shall be construed so as to include its successors in title (including by way of merger), permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, extended, replaced or restated, unless expressly stated otherwise;

(vi)	a provision of law is a reference to that provision as amended or re-enacted; and

(vii)	a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A default is “continuing” if it has not been remedied or waived.

(e)	The terms defined in Clause 1.1 (Definitions) which are in the singular will have the same meaning as the terms in capitals and refer to the plural, and vice versa.

1.3	Currency symbols and definitions

“EUR”, “euro” and “€” means the single currency unit of the Participating Member States.
SECTION 2
THE FACILITIES
2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Company:
(a)	a euro term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	a euro revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.
2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Use of proceeds

The Company shall apply all amounts borrowed by it under this Agreement in relation to Facility A exclusively and irrevocably towards: (i) the refinancing of its Original Facility, (ii) the refinancing of certain other facilities the details of which are set forth in Schedule 4 (Refinanced Lines), (iii) the payment of any costs, expenses and fees arising from the subscribing of the Finance Documents, and bearing in mind the foregoing and should there be any remaining amount, towards (iv) the corporate and business purposes of the Group.

Furthermore the Company shall apply all amounts received under this Agreement in relation to Facility B, exclusively and irrevocably towards: (i) the corporate and business purposes of the Group, (ii) the payment of any costs, expenses and fees arising from the subscribing of the Finance Documents to the extent they have not been paid with the funds obtained from Loan from Facility A, and (iii) the partial refinancing of the circulating debt the Company has at present referred to in Schedule 10 (Existing Financial Indebtedness).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS FOR SIGNING AND LOANS

4.1	Conditions precedent for signing and initial Loan

Notwithstanding compliance with the conditions precedent for the signing of this Agreement set forth in Part I of Schedule 2 (Conditions Precedent), the first Loan for any amount under this Agreement will be subject to prior or simultaneous compliance, to the satisfaction of the Lenders, with each and every one of the conditions precedent set forth in Part I of Schedule 2 (Conditions Precedent).

The Agent will notify the Company and the Lenders as soon as such conditions have been met.

4.2	Further conditions precedent

The obligation of each Lender to comply with Clause 5.4 (Lenders’ participation) on any Loan Date is subject to prior or simultaneous compliance with each and every one of the following conditions on the date of the Request and on the proposed Loan Date:
(a)	no Default is continuing or would result from the proposed Loan; and,

(b)	the Repeating Representations to be made by each Obligor are true and correct.
SECTION 3
LOANS
5.	FACILITY LOANS

5.1	Delivery of a Loan Request

The Company may request a Loan by delivery to the Agent of a duly completed Loan Request no later than 11:00 a.m. (London time) four (4) Business Days prior to the proposed Loan Date. The Agent will notify the Loan Request to the Lenders no later than 10:00 a.m. (London time) on the day following its receipt.

5.2	Completion of a Loan Request
(a)	Each Loan Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilized;

(ii)	the proposed Loan Date , which (i) in the case of the Facility A Loan, shall be the date of this Agreement, and (ii) in the case of any Facility B Loan, shall be a date within the Facility B Loan Period;

(iii)	the currency and amount of the Loan comply with Clause 5.3 (Amount); and

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).
(b)	Multiple Loans may be requested in a Loan Request.
5.3	Amount
(a)	The amount of the proposed Loan must be:
(i)	In the case of the Facility A Loan, a minimum amount which shall be no less than the amount of the Total Facility A Commitments; and

(ii)	In the case of the Facility B Loan, a minimum amount of no less than one million euros (€1,000,000).
(b)	The Company may not request more Loan Requests of the Facility B Loan if there exist ten (10) active Loans at the time of making the Loan Request.
5.4	Lenders’ Commitment
(a)	If the conditions set forth in this Agreement have been met and subject to the terms of this Agreement (including but not limited to the delivery of applicable Loan Requests), each Lender severally agrees to (i) make Facility A Loans to the Company through a single disbursement on the date of this Agreement, in an amount not to exceed such Lender’s Facility A Commitment, and (ii) make Facility B Loans to the Company, from time to time, on any Business Day during the Facility B Loan Period in an aggregate principal amount at any time outstanding for all such Facility B Loans by such Lender not to exceed such Lender’s Facility B Commitment.

(b)	The amount of each Lender’s participation in each Loan will be equal to its Facility A Commitment and Facility B Commitment corresponding immediately prior to making the Loan.

(c)	The Parties agree that (i) any amounts of Facility A Loans voluntarily prepaid may not be re-borrowed from Facility A, and (ii) within the limits of the Facility B Commitment of each Lender, any amounts of Facility B Loans prepaid voluntarily in accordance with Clause 7.2 (Voluntary prepayment), or obligatorily in accordance with Clause 8 (Mandatory prepayment) may be re-borrowed under this Clause 5.4 (Lenders’ Commitment).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT

6.1	Ordinary repayment
(a)	The Company agrees to repay the Facility A Loan at the dates and in the amounts set forth below:

DATE	AMOUNT
23 March 2011	€10,000,000
23 March 2012	€20,000,000
10 March 2013	€70,000,000
However, in the event the Maturity Date is extended until 23 March 2014 as stipulated in the definition of the Maturity Date, the Facility A principal will be repaid by the Company on the dates and for the amounts as set forth below:

DATE	AMOUNT
23 March 2011	€10,000,000
23 March 2012	€20,000,000
23 March 2013	€30,000,000
23 March 2014	€40,000,000
(b)	The Company agrees to repay the entire unpaid principal amount of Facility B on the applicable Maturity Date.

(c)	The Facility B Maturity Date will be extended to 23 March 2014, pursuant to the definition of the Maturity Date, once the Permitted DTN Debt Refinancing Debt Transaction is completed pursuant to the provisions included in this Agreement or the Existing DTN Refinancing is completed to the satisfaction of the Majority Lenders.
6.2	Effect of cancellation and prepayment
(a)	If:
(i)	the Company cancels the whole or any part of the Facility B Commitments in accordance with Clause 7.2 (Voluntary prepayment), Clause 7.3 (Right of cancellation and early repayment in relation to a single Lender), Clause 7.4 (Right of Cancellation in relation to a Defaulting Lender) or if the Facility A Commitment or Facility B Commitment of any Lender is reduced under Clause 7.1 (Illegality); or

(ii)	the principal of Facility A or Facility B is prepaid in accordance with Clause 7.3 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.1 (Illegality), the amount of the relevant Facility to be repaid on the applicable Maturity Date will be reduced by the amount of the Facility so prepaid.

(b)	If the Company makes any voluntary prepayment in accordance with Clause 7.2 (Voluntary prepayment) or Clause 8 (Mandatory prepayment), it will apply all prepayments to (i) the repaying of Facility A, and (ii) after the total repayment of the Facility A Commitments, to the amounts due under Facility B with the corresponding reduction of the limit available for the case of an mandatory prepayment.

(c)	Any prepayment of the Loans made in accordance with Clause 8 (Mandatory Prepayments) shall be applied pro rata to the repayment of the Facilities and in each Facility to any Lender proportionally to its Commitment.
7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Commitment in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	the Company shall repay that Lender’s Commitment in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has provided the notice established in paragraph (a) above or, if earlier, on the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

The Finance Parties affected, at the request of the Company through the Agent, will make its best efforts (provided these are commercially acceptable and this implies no infringement of applicable legislation) to seek an alternative solution not involving any financial damage to themselves or to the Company, including, merely by way of example, the transfer to another jurisdiction of the Facility Office initially used for the purposes of this Agreement, or the transferring of all their rights and obligations under this Agreement to another entity (whether belonging to its group or to a third-party entity) not affected by the circumstances mentioned in this Clause.
7.2	Voluntary prepayment

The Company may make voluntary prepayments providing this is done for an aggregate amount of no less than two million euros (€2,000,000) and in whole multiples of one million euros (€1,000,000) upon at least five (5) Business Days’ prior notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, as well as the interest accruing up to such payment date. Should any prepayment of the Facility be made on a date other than the last day of an Interest Period, the Company shall also pay Break Costs. Once the Agent has received notice of the prepayment, the amount of principal specified therein shall become due and payable on the date specified for such prepayment.

In order to make a voluntary prepayment, the following will be applicable:
(a)	The amounts of Facility A prepaid may be applied, at the discretion of the Company, either to ordinary repayment amounts (i) in direct order to the following installment, (ii) in reverse order starting with the last installment to be paid, or (iii) pro rata in respect of ordinary Facility A repayments due. The option for applying the prepayment must be indicated by the Company in its notice of voluntary prepayment. Otherwise, the corresponding prepayment will be applied in direct order to the following installment.

(b)	Pursuant to the provisions of Clause 6.2 (b) of this Agreement, the Company may cancel the facility available under Facility B early, entirely or in part, at any time. Any cancellation of Facility B will reduce the pending principal of the Loan corresponding to the Commitment of all Lenders, pro rata.
7.3	Right of cancellation and early repayment in relation to a single Lender
(a)	Subject to paragraph (b) below:
(i)	if any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up);

(ii)	if any Lender claims indemnification from the Company or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15 (Increased costs); or

(iii)	in the case of a non-consenting Lender, (as defined in Clause 36.3 (Non-consenting Lenders))
the Company may, whilst the circumstance giving rise to the requirement for an increased payment or indemnification continues, or, in the case of a non-consenting Lender, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s or Non-consenting Lender’s participation in the Facilities.

(b)	On receipt of such notice under paragraph (a) above in relation to a Lender (or non-consenting Lender) or a Non-consenting Lender, the pending principal of the Loan corresponding to the Commitment of such Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or non-consenting Lender) (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender’s disbursements under this

Facility together with all interest and other amounts accrued under the Finance Documents.
7.4	Right of cancellation in relation to a Defaulting Lender
(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent ten (10) Business Days’ notice of cancellation of the pending principal of the Loan corresponding to the Commitment of such Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the pending principal of the Loan corresponding to the Commitments of such Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
8.	MANDATORY PREPAYMENT

8.1	Repayment and cancellation

The pending principal of the Loan of the Facilities shall immediately be reduced to zero and all amounts accrued under the Finance Documents, together with interest accumulated and accrued, will be immediately due and payable, on the occurrence of any of the following events:
(a)	illegality of the Agreement;

(b)	a default incurred by an Obligor continues after the grace period if applicable;

(c)	the Abengoa Facility is cancelled or modified in any matter whatsoever that could effectively impair the Company to keep benefiting from any liquidity originally made available through the Abengoa Facility prior to its termination;

(d)	a Change of Control; or

(e)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions the pending principal of the Loan of the Facilities will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Debt Capital Market Transactions

Unless agreed in writing by the Majority Lenders, all proceeds collected by any Obligor as a result of any debt capital market transaction (other than the Permitted DTN Debt Market Transaction and debt capital market transactions aimed at financing acquisitions with a maturity at least one year greater than the Maturity Date) shall be applied directly to the prepayment of the Loans.

8.3	Proceeds from asset Disposals

The proceeds from any Disposal (net of any taxes and justified associated reasonable costs) by an Obligor in excess of five million euros (€5,000,000.00) per annum shall be fully reinvested by the Obligor within six (6) months in assets attached to the ordinary course of business of any Obligor, or otherwise, be applied in full to the prepayment of this Facility.

The Disposals are limited in aggregate to fifty million euros (€50,000,000.00) during the life of this Agreement unless otherwise approved by the Majority Lenders.

8.4	Insurance proceeds

Any net insurance proceeds received by an Obligor as a result of a loss or destruction of assets, in excess of one million euros (€1,000,000.00) shall be applied in full to the prepayment of this Facility to the extent they are not reinvested in replacing such asset or in assets attached to the ordinary course of business of any Obligor within twelve 12 months of being available.

8.5	Application of mandatory prepayments

In continuation of the provisions of Clause 6.2(b), any repayment of the Facility made in accordance with the provisions of Clause 8 (Mandatory prepayment) will be:
(a)	applied to repaying the amounts of ordinary installments in reverse order starting with the last installment due repayment; and

(b)	delivered to each of the Lenders pro rata to their Commitment in the amounts repaid.
9.	RESTRICTIONS

9.1	Notices of cancellation or prepayment

Any notice of cancellation or prepayment given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or Clause 8 (Mandatory Prepayment) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	Multiple Facility B Requests

Unless a contrary indication appears in this Agreement, any Commitment in Facility B which is prepaid may be reborrowed in accordance with the terms of this Agreement, within the maximum limits of the Facility B Loan and when the pending principal of the Loan corresponding to the Commitment applicable has not been cancelled.

9.4	Non-lending of amounts repaid or cancelled

No amount of the Facility repaid in respect of Facility A or cancelled in respect of Facility B may be subsequently reinstated.

9.5	Agent’s receipt of notices

If the Agent receives a notice under Clause 7 (Illegality, voluntary prepayment and cancellation) it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.
SECTION 5
COSTS OF UTILIZATION
10.	INTEREST

10.1	Applicable rate of interest

All Loans shall bear interest on the unpaid principal amount thereof from the date such Loans are made until paid in full, at a rate per annum equal to the sum of (A) EURIBOR as determined for the applicable Interest Period, and (B) the applicable Margin in effect from time to time.

10.2	Payment of interest

Interest accrued in accordance with Clause 10.1 (Applicable rate of interest) on each Loan shall be payable by the Company in arrears (A) on the last day of each Interest Period applicable to such Loan, (B) upon the payment or prepayment thereof in full or in part, and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Loan.

10.3	Default interest
(a)	If the Company fails to pay any amount payable by it under this Agreement on its due date, it will be obliged to pay default interest (the “Default Interest”) to the Finance Parties owed such payment, pursuant to section 316 of the Spanish Civil Code.

(b)	The Default Interest will accrue daily ion the amounts for which payment has been delayed, on the basis of a year of three hundred sixty (360) days, falling due on the completion of each Month from the start of the default, and on the same date on which the amounts on which it is accrues are paid in their entirety.

(c)	The default interest rate will be the sum of (i) the EURIBOR, as defined in Clause 1.1, for deposits at one (1) day (therefore bearing in mind that the applicable page from among those existing on the Reuters screen will be EONIA instead of EURIBOR 01, and that the calculation by the Agent of the EURIBOR applicable will be made on the same date on which the same is to be applied, on the understanding that on those days when the EURIBOR can not be calculated, the EURIBOR determined for the immediately previous Business Day will be applied), (ii) the Margin, and (iii) a penalty margin of two per cent (2%) per annum (the “Default Interest Rate”).

(d)	For the effects of section 317 of the Spanish Commercial Code, the parties hereby agree the capitalization, on the maturity date, of the ordinary interest due, liquid and not satisfied, which shall accrue new interest at the corresponding Default Interest Rate. In turn, the Default Interest due, liquid and not satisfied will also be capitalized monthly, likewise accruing interest at the Default Interest Rate.
10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods and terms
(a)	The Company shall select the Interest Period that will be applicable to a Loan in its Loan Request. Such selection shall be irrevocable.

(b)	The Company may select (i) an Interest Period of three or six months for the Facility A Loan, and (ii) an Interest Period of one, three or six months for the Facility B Loans.

(c)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

(d)	Each Interest Period for a Loan shall start on the corresponding Loan date.
11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. (London time) on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses (as a percentage rate per annum) the cost to that Lender of funding its Commitment in that Loan regardless of the source.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)	before 5 p.m. (London time) on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose respective Commitments in a Loan exceed forty per cent (40%) of the Total Commitments) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.
12.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than forty-five (45) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
12.4	Break Costs
(a)	The Company shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to a payment being made on a day other than the last day of the Interest Period applicable.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Agreement, agency, and other fees
(a)	The Company must pay all fees agreed in the corresponding Fee Letter in accordance with the conditions established herein.

(b)	Additionally, the Company must pay the Lenders an availability fee equivalent to:
(i)	forty per cent (40%) of the Margin applicable to Facility B from time to time, which shall accrue daily from the date of this Agreement until the date of completion of the Facility B Loan Period based on a year of three hundred sixty (360) days and will be calculated on the average unused balance of such Facility B in each quarter and will be payable in arrears each calendar quarter; and

(ii)	forty per cent (40%) of the Margin applicable to Facility A on the date of this Agreement, which shall accrue daily from the date on which fifteen (15) days have elapsed from the date of this Agreement (if once this date arrives the Facility A Loan has not been made), until either the date of completion of the Facility A Loan Period or the date on which said Facility A Loan is made, based on a year of three hundred sixty (360) days and which will be calculated on the average unused balance of such Facility A and be payable on the last day of the Facility A Loan Period.
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions
(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:
(i)	a Lender which is resident for tax purposes in any of the member states of the European Union other than Spain and which becomes a Party to this Agreement directly (other than through a permanent establishment) or through a permanent establishment located in another member state of the European Union other than Spain, provided that the interest income is not attributable to a permanent establishment located in Spain and provided further the interest income is not obtained by such Lender through a territory of country identified as a tax haven in the Spanish legislation; or

(ii)	a Lender which is a credit institution or a credit financial establishment registered in the special registries of the Bank of Spain provided that the Lender is resident or established for tax purposes in Spain; or

(iii)	a permanent establishment of a non Spanish resident financial entity; or

(iv)	a Treaty Lender,
and, in each case, where, if the relevant tax authority requires the Lender to be beneficially entitled to the interest income in order for such interest to be paid without a tax deduction, it is so entitled.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender which:
(i)	is treated as a resident of a Treaty State;

(ii)	does not carry on a business in Spain through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	is entitled under the provisions of the Treaty to receive payments without a Tax Deduction.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Spain which makes provision for full exemption from tax imposed by Spain on interest.

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
14.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by Spain from a payment due under a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender that has failed to comply with its obligations under paragraph (g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Qualifying Lender and each Obligor which makes a payment to which that Qualifying Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorization to make that payment without a Tax Deduction. Each Qualifying Lender shall provide the Company on or before the first day upon which the Company is to make a payment to or for the account of a Qualifying Lender and, thereafter on a yearly basis (or more frequently if required by the Spanish tax legislation), with a tax residence certificate duly issued by the tax authorities of its jurisdiction of residence accrediting that Lender as resident for tax purposes in such jurisdiction or if such Qualifying Lender is a Treaty Lender, with a tax residence certificate duly issued by the relevant authorities accrediting such Lender as resident in a Treaty State.

If in the reasonable opinion of the Company the certificate of residence delivered to it by a Qualifying Lender is not correct pursuant to Spanish tax legislation and, therefore, does not allow it to make payments without a Tax Deduction, it shall notify the relevant Qualifying Lender within the five (5) days immediately after its receipt, requesting the delivery of a new certificate of residence. The relevant Qualifying Lender shall deliver to the Company an amended certificate of tax residence as soon as reasonably practicable and, in any case, before any payment from the Company to such Qualifying Lender becomes due. If the relevant Qualifying Lender does not submit the amended certificate of residence on time, it will be treated by the Company as a non-Qualifying Lender, not being entitled to receive an increased payment under paragraph (c) above until such time as that Qualifying Lender delivers to the Company a correct certificate of residence.
14.3	Tax indemnity
(a)	The Company shall (within [three (3)] Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or
(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.
14.4	Tax credit

If an Obligor makes a Tax Payment to a Finance Party and:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilized and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Value Added Tax
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for tax purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15.	INCREASED COSTS

15.1	Increased costs
(a)	Subject to Clause 15.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any increased costs incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the return of a Finance Party (or its Subsidiaries) in relation to the Facilities or in relation to the shareholders’ equity of such Finance Party;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its subsidiaries to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

In turn, in the event a Finance Party or any of its subsidiaries should benefit from a cost reduction as a result of (i) the introduction of any modification into (or in the interpretation, administration or application of) any law or regulation, or (ii) compliance with any law or regulation made after the date of this Agreement, the Finance Parties shall compensate the Company for the increased income.
15.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3	Exceptions

Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor; or

(ii)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied).
16.	OTHER INDEMNITIES

16.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, decision, legal judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Arrangers and each Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than the euro.
16.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three (3) Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Loan Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

16.3	Indemnity to the Agent
(a)	The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Event of Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized;

(iii)	the exercise of any of the rights, powers, discretions and remedies vested in the Agent by the Finance Documents or by law; or

(iv)	any Event of Default by an Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
17.	MITIGATION BY THE LENDERS

17.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Subsidiaryor Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2	Limitation of liability
(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, notarization and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
18.2	Amendment costs

If any request is made for an amendment, waiver or consent or similar in respect of the Finance Documents, the Company shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all previously agreed costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request.

18.3	Enforcement and preservation costs

The Company shall, within three (3) Business Days of demand, pay to the Arrangers the amount of all reasonable costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document (providing, in the case of litigation, the corresponding judgment or award is not unfavorable).
SECTION 7
GUARANTEE
19.	JOINT AND SEVERAL GUARANTEE

19.1	Personal guarantee

Each Guarantor irrevocably and unconditionally jointly and severally guarantees, as a first demand abstract guarantee (and not as a bond as established in sections 1822 et seq. of the Spanish Civil Code), to each Finance Party in the broadest manner permitted by law taking into account any regulations applicable to such end, the complete and punctual performance of the entirety of the payment obligations (whether for principal, ordinary interest, default interest, fees, indemnizations, costs or any other item) attributable to the Company by virtue of the Finance Documents (notwithstanding the Company’s patrimonial universal pecuniary liability) in the terms established in this Clause (hereinafter, for the purposes of this Clause 19 (Joint and several guarantee), the “Secured Obligations”).

Therefore, the obligations assumed by the Guarantors by virtue of this Clause 19 (Joint and several guarantee), are of an abstract and autonomous nature, and therefore will not be affected and will remain fully valid and in force even in the event any of the obligations assumed thereunder is null and void at origin or subsequently annulled, even in a situation of insolvency affecting the Obligors.

The Finance Parties expressly accept the guarantee provided, in the terms and conditions established in this Clause 19 (Joint and several guarantee).

The right corresponding to each of the Finance Parties under this guarantee will be proportional to their participation in the financing.

19.2	Continuing guarantee

This guarantee shall only cease to be in force on the ordinary or early termination of the Agreement and payment of all amounts owed by the Company by virtue of the same, without the fact that the Finance Parties might make a claim under this guarantee restricting its right to subsequent claims while it continues to be in force.

19.3	Waiver of exceptions

Bearing in mind the abstract and autonomous nature of the guarantee granted herein, no application will be made of exceptions of any type which might arise from the relationship between the Finance Parties and the Guarantors and/or the Company, leaving aside “exceptio doli” (and, as a clearer example, either the receipt prior to the enforcement of the guarantees by the Finance Parties del of the full payment of the Secured Obligations, or the enforcement of the guarantees without any outstanding amount existing under the Finance Documents).

This guarantee will under no circumstances be altered, cancelled or replaced, as a result of arrangements the Finance Parties might reach with the Company within the framework of insolvency proceedings, the obligation of the Guarantors remaining invariable in the terms agreed, as if such action had not occurred.

The Guarantors expressly provide their consent to any assignments the Finance Parties might make in accordance with the provisions of Clause 25 (Changes to the Lenders), expressly stating that none of the terms of the guarantee provided shall be affected by any possibly assignments. Furthermore, the Guarantors authorize the Finance Parties to grant the Company any extensions or deferrals they deem appropriate, without this affecting the guarantee they have constituted.

19.4	Guarantor intent

The Guarantors constitute this guarantee in favor of the Finance Parties irrevocably and jointly and severally, and therefore each one of them may be the object of separate, independent enforcement from each other, and for the total of the Secured Obligations.

19.5	Immediate recourse

The Finance Parties or the Agent (as corresponds in accordance with the provisions of the following paragraph) may request fulfillment of the Secured Obligations directly from the Guarantors with no need for any prior claim against the Company, or a joint claim against the Company and/or the Guarantors.

Should the Majority Lenders thus decide, any claims to be made under this guarantee shall be made by the Agent acting on behalf of the Finance Parties (and where not possible for and Lender/s, always through the relevant joint enforcement procedure). Moreover, once a period of thirty (30) days has elapsed in which an Event of Default has occurred due to any of the reasons set forth in this Agreement (including through the ordinary or early maturity of payment obligations) without the Majority Lenders having opted for the early maturity of the Facilities and the subsequent enforcement of the guarantee granted herein, each one of the Lenders will in such case be entitled individually to enforce this guarantee.

The Guarantors shall immediately proceed to pay the amounts claimed by the Agent or by any of the Finance Parties, as applicable, under this guarantee, having to pay such amounts within the maximum period of four (4) Business Days (during which default interest shall accrue on the amounts due pursuant to the provisions of Clause 10.3 (Default interest)), counting from receipt of the request from the Agent or one of the Finance Parties by the Guarantor in question, by depositing the amounts in the account of the Agent the latter has notified at such time in writing to the Guarantor in question.

In order to determine the amounts the Finance Parties may claim under this guarantee from time to time, the Guarantors expressly ratify the system of determining the amounts owned by the Company set forth in Clause 33 (Calculations and Certificates).

19.6	Deferral of Guarantors’ rights

In any event, any debt which, through the enforcement of the guarantee contained in this Clause, should arise in favor of the Guarantors in respect of the Company or the other Guarantors, in particular by virtue of the provisions of section 1.212 of the Spanish Civil Code, will be automatically subordinated to the obligations arising from this Agreement.

19.7	Guarantee Limitations — Spanish Obligors

Notwithstanding any other provision of any Finance Document:
(a)	Spanish entities:

Any guarantee, indemnity, obligation and liability granted, incurred, undertaken, assumed or otherwise agreed by any Spanish Obligor shall not include and shall not extend to any obligation incurred by any other Obligor. The parties expressly agree that the Secured Obligations will not include any obligations or amounts which, where guaranteed in accordance with this document, might give rise to alleged unlawful financial assistance, as specifically contemplated in section 81 of Spanish Royal Decree 1564/1989 dated December 22, 1989 (Ley de Sociedades Anónimas) or, as the case may be, section 40.5 of the Spanish Act 2/1995, dated March 23, 1995 (Ley de Sociedades de Responsabilidad Limitada) and if and to the extent that may be the case, the said guarantees and other obligations and liabilities will be deemed not to have been granted, incurred, undertaken, assumed or otherwise agreed.

(b)	Other limitations:

The scope of the guarantee granted by each Additional Guarantor will be limited, where applicable, by the terms established in the corresponding Accession Letter and will correspond solely and exclusively to any limitations of an imperative nature demandable pursuant to corporate regulations in the corresponding Relevant Jurisdiction.

The Secured Obligations shall not extend to those obligations the securing of which might imply an infringement of any corporate regulations applicable in the jurisdiction to which the Guarantor is subject.

Finally, the Parties agree that any limitation established by virtue of this Clause 19.7 (Guarantee limitations) must also be observed in relation to each one of the Guarantors (as applicable) regarding any payment obligation arising from and/or in relation to the Finance Documents.
SECTION 8
REPRESENTATIONS & WARRANTIES, UNDERTAKINGS AND EVENTS OF
DEFAULT
20.	REPRESENTATIONS & WARRANTIES

20.1	General
(a)	Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.

(b)	The representations and warranties set out in this Clause 20 are qualified by knowledge (having made due and careful enquiries) of the management of the Company or respective Obligor.
20.2	Status and power
(a)	The Obligors are corporations duly incorporated and validly existing under the law of its jurisdiction of incorporation or establishment.

(b)	Each Obligor has the power to own its assets and carry on its business as it is being conducted.
20.3	Validity of Finance Documents and binding obligations

Subject to the Legal Reservations, the obligations assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable in Spain and in the jurisdictions where they were constituted.

20.4	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its corporate, constitutional and/or organizational documents; or

(c)	any agreement or instrument binding upon each Obligor or any member of the Group or which affects any assets of the Group;
in each case to the extent which has or is reasonably likely to have a Material Adverse Effect.

20.5	Power and authority

Each Obligor has taken all necessary actions to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
20.6	Relationship between parties

The Obligors act on their own account and not as an agent for any other Party.

20.7	Validity and efficacy
(a)	Subject to the Legal Reservations, all Authorizations required:
(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party legally admissible, valid, effective and enforceable in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.

(b)	All Authorizations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect, except for those whose lack of efficacy would not imply a Material Adverse Effect.
20.8	Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognized and enforced in their jurisdictions of constitution.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognized and enforced in its jurisdictions of constitution.
20.9	Insolvency

No:
(a)	corporate action, legal proceeding or other procedure or action described in paragraph (a) of Clause 24.7 (Insolvency proceedings) (but subject to paragraph (b) of Clause 24.7 (Insolvency proceedings)); or

(b)	creditors’ process described in Clause 24.8 (Creditors’ process), has been taken or threatened (and which is continuing) in relation to an Obligor and none of the circumstances described in Clause 24.6 (Insolvency) applies to an Obligor.

20.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Qualifying Lender provided that such Qualifying Lender complies with the obligations under Clause 14.2 (Tax gross-up).

20.11	No Event of Default

No Event of Default has been caused or is continuing as a result of entering into the Finance Documents or the making of any Loan.

20.12	No obligation to file

Subject to the Legal Reservations, under the law of their jurisdictions of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.13	Fulfillment of taxation obligations
(a)	The Obligors are not materially overdue in the filing of any tax returns and is they are not overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being made against the Obligors with respect to Taxes which would have a Material Adverse Effect.
20.14	Information
(a)	Any factual information provided by any Obligor for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided.

(b)	The financial projections provided to the Arrangers for the purposes of the negotiation of this Agreement and those contained in the Business Plan have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted and no information has been given or withheld in respect of the information provided to the Arrangers which might have a substantial effect on (i) the analysis of the Company and its Subsidiaries by the Arrangers, or (ii) the subscribing of this Agreement.
20.15	Financial Statements
(a)	The original Financial Statements were prepared in accordance with the Accounting Principles consistently applied in normal practice.

(b)	The Original Financial Statements (consolidated in the case of the Company) fairly represent the financial condition and operations of the Obligors during the relevant financial year.

(c)	There has been no Material Adverse Change in their business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company).
20.16	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency exist the decision of which result in a Material Adverse Effect, unless such risk is fully covered by insurance.

20.17	No breach of laws

The Obligors have not breached any law or regulation (including but not limited to environmental and social security regulations) which breach has or is reasonably likely to have a Material Adverse Effect.

20.18	Security, Guarantees and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Obligor other than as permitted in this Agreement.

(b)	No Obligor has granted any Guarantee other than as permitted by this Agreement.

(c)	No Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement.
20.19	Pari Passu ranking

The payment obligations under the Finance Documents rank at least pari passu with the claims of all the other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.20	Insurance

The Obligors hold prevailing policies over their assets and for covering possible risks arising from their business, and are of a nature and provide such coverage as is sufficient and in any event equivalent to that customarily carried by businesses of the size and character of such Obligor.

20.21	Property

The Obligors hold good and marketable titles and valid rights (as legal and beneficial owners) over all personal and real property they own or lease and which are necessary for their business, being able to lawfully occupy and use such property in the ordinary course of their business.

20.22	Intellectual Property

The Obligors:
(i)	are the sole legal and beneficial owners of or have licensed to them all the Intellectual Property which is material in the context of their business and which is required by them in order to carry on their business as they are being conducted;

(ii)	do not, in carrying on their businesses, infringe any Intellectual Property of any third party in any respect which would have a Material Adverse Effect;

(iii)	are not aware of any adverse circumstances relating to the validity, subsistence or use of Intellectual Property by any Obligor which could have a Material Adverse Effect.
20.23	Times when representations made
(a)	All the representations and warranties in this Clause 20 are made by the Obligors on the date hereof.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Request, on each Loan Date and on the first day of each Interest Period.

(c)	The Repeating Representations are deemed to be made by each Additional Obligor on the day on which it becomes an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 will be in force and applicable from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Bearing in mind the position of the Company as an entity listed on the U.S. NASDAQ, the information undertakings and periods contained in this Clause should be met by the Obligors in terms so that under no circumstances might they or could they imply any non-fulfillment of their obligations arising from such positions.

21.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all Lenders:
(a)	as soon as they are available, but in any event within one hundred twenty (120) days after the end of each Financial Year: (i) the audited consolidated Financial Statements for that Financial Year of the Company, and (ii) the consolidated pro forma Financial Statements;

(b)	as soon as available (taking into account any statutory time limit for preparation) the Financial Statements of any other Obligor (audited to the extent required by law) for a particular Financial Year if requested by the Agent;

(c)	the consolidated Financial Statements of the Company for each complete financial quarter, as soon as they are available, but in any event within sixty (60) days of the end of each corresponding quarter.
21.2	Provision and contents of Ratio Compliance Certificates
(a)	The Company shall supply a Ratio Compliance Certificate, duly signed by a Certifying Officer, to the Agent within sixty (60) days after the last day of the quarter ending on 30 June and a Ratio Compliance Certificate signed by a Certifying Officer and duly verified in writing by the Auditors and addressed to the Agent within a period of one hundred and fifty (150) days counting from the last day of the corresponding Financial Year.

(b)	Each Ratio Compliance Certificate shall set out (in reasonable detail), in each case as at the last day of the applicable quarter or Financial Year to which that Ratio Compliance Certificate relates computations showing compliance with Clause 22 (Financial Covenants). In addition, the Ratio Compliance Certificate delivered in respect of each Financial Year should establish the determining of the existence of any Material Subsidiary to be turned into an Additional Guarantor, in order to comply with the Coverage of the Guarantors required and, if applicable, the existence of any Subsidiary which might cease to be a Guarantor, also in accordance with the Coverage of the Guarantors required. In the case of the Ratio Compliance Certificate relating to the closure of each Financial Year, this must in turn contain a breakdown, for each Obligor, of the total income contributed, the EBITDA contributed and the assets of each of them.
21.3	Requirements as to financial statements
(a)	The Company shall procure that each set of Financial Statements includes any information submitted to any regulatory agencies in compliance with applicable regulations (if any). In addition the Company shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of Financial Statements delivered pursuant to Clause 21.1 (Financial statements):
(i)	shall be certified by a Certifying Officer of the relevant Obligor as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those Financial Statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by an audit report;

(ii)	shall be prepared in accordance with the accounting principles applicable to the corresponding entity in accordance with the regulations of the Relevant Jurisdiction in question (which in the case of the company will be the Accounting Principles) and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of Financial Statements, the Company notifies the Agent that there has been a change in the Accounting Principles applied; and

(iii)	shall include sufficient information, in form and substance reasonably satisfactory to the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and to determine the Margin.
21.4	Notification of default
(a)	Each Obligor shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent (if the Agent has reasonable grounds for believing that an Event of Default has occurred) the Company shall supply to the Agent a certificate signed by a Certifying Officer on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

(c)	The Company undertakes to inform the Agent immediately of any event of early maturity occurring under the Permitted DTN Debt Market Transaction.
21.5	“Know your customer” checks

The Company must provide the Agent with any additional information or documentation as is reasonably requested of it so the Agent and the Finance Parties might comply with the requisites and standards in respect of “know your customer”.

22.	FINANCIAL COVENANTS

22.1	Financial condition
(a)	The Group (excluding Non-Recourse Assets) shall maintain a Leverage Ratio of lower than the maximum ratio set forth below for the period corresponding to the last four quarters ending on or prior to the date indicated below:

Period	Ratio
Until 30 June 2010	3.50x (if the Permitted DTN Debt Market Transaction takes place before 30 June 2010)

3.90x (if the Permitted DTN Debt Market Transaction does not take place before 30 June 2010)

From 1 July 2010 to 31 December 2010	3.00x

From 1 January 2011 to 31 December 2011	2.75x

Thereafter	2.50x
The Permitted DTN Debt Market Transaction will be excluded from the calculation of the Leverage Ratio when (i) the obligations thereunder are contractually subordinated to the obligations under Finance Documents in the terms set forth in Schedule 5 (DTN subordination terms) and (ii) the maturity of such transaction is less than one year after the Maturity date.

(b)	The Group (excluding Non-Recourse Assets) shall maintain an Interest Cover Ratio of at least the minimum ratio set forth below for each period corresponding to the last four quarters ending on or prior to the date indicated below:

Period	Ratio
Until 31 December 2011	3.50x
From 1 January 2012 to 31 December 2012	3.75x
Thereafter	4.00x
22.2	Financial testing

The financial covenants set out in Clause 22.1 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to the applicable Financial Statements closed on 30 June and at the end of each Financial Year, respectively, and shall be subsequently attached to each ratio Compliance Certificate.

22.3	Accounting changes

The Parties agree that in the event the Company should decide to amend its accounting practices in order to apply IFRS (International Financial Reporting Standards) regulations or a material amendment to the Accounting Principles takes place due to legislation, the definition of Accounting Principles will mean those accounting principles generally accepted in accordance with such amendments on the date on which such application is decided. In these cases, providing the said amendments substantially affect the financial ratios included in Clause 22.1, such ratios will be amended by the Company and the Finance Parties based on negotiations in good faith.

Notwithstanding the foregoing, the definition of Financial Lease contained in this Agreement will be interpreted at all times in accordance with Accounting Principles applicable on the date of this Agreement in respect of the amounts of the Financial Leases which have been subscribed prior to the date of this Agreement and those subscribed subsequent to the accounting change referred to in the previous paragraph. As a result, notwithstanding the fact that the Financial Leases subscribed as from the accounting change in question should be treated as such accounting change establishes, those subscribed up to such date will receive, for the effects of this Agreement (exclusively), the accounting treatment established by the Accounting Principles prevailing on the date of this Agreement.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorizations

Subject to the applicable Legal Reservations, each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorization required by applicable regulations of the Relevant Jurisdiction which:
(i)	enable it to perform its obligations under the Finance Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility of any Finance Document to which it is a party; and

(iii)	enable it to own its assets and to carry on its business (where failure to obtain or comply with those Authorizations is reasonably likely to have a Material Adverse Effect).
23.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws (including, without limitation, environmental and social security regulations) to which it may be subject, if failure so to comply would cause a Material Adverse Effect.

Furthermore, as a continuation of the foregoing, the Company must comply (and ensure that others) comply with any corporate regulations applicable due to the implementing of the Corporate Restructuring, as well as comply with all requisites imposed by any documents which are mandatorily required in order to enable this Corporate Restructuring.

23.3	Taxation

Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith by the corresponding entity through any means admitted by law; and

(ii)	such payment can be lawfully withheld; or

(iii)	failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
23.4	Line of business and assets
(a)	The Obligors shall at all times maintain sufficient title over the tangible and intangible assets necessary for them to conduct their business as carried on at the date of this Agreement.

(b)	No entity belonging to the Group shall make any material change in the nature or conduct of its business as carried on at the date of this Agreement.
23.5	Joint ventures
(a)	Except for Permitted Joint Ventures and Permitted Transactions, no Obligor shall (and the Company shall ensure that no wholly owned Subsidiary will):
(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture.
23.6	Disposals

Except for Permitted Transactions, Disposals of assets (in a single transaction or a series of transactions, whether related or not and whether voluntary or involuntary) by the Obligors shall by limited to Disposals of assets for an overall value of fifty million euros (€50,000,000.00) so long as any amount is outstanding under the Finance Documents or any Commitment is in force unless approved by the Majority Lenders. The Obligors have to fully reinvest the proceeds from any Disposal in excess of five million euros (€5,000,000.00) per year within six (6) months in assets attached to the ordinary course of any of the Obligors’ businesses, or otherwise applied in full to prepay the Facilities as set forth herein.
23.7	Preservation of assets

Each Obligor shall (and the Company shall ensure that each wholly owned Subsidiary will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

23.8	Negative pledge

Other than Permitted Security, Permitted Transactions or those relating to Non-Recourse Assets, no Obligor shall create, allow or extend any Security, Quasi-Security, charge or any other preferential encumbrance over any of its assets in circumstances where the transaction is entered into as a method of raising debt or financing an asset on their own property and rights in favor of third-party creditors.

23.9	Pari passu ranking

Each Obligor shall ensure that at all payment obligations under the Finance Documents rank at least pari passu with the other liabilities of the Obligors regarding its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.10	Merger

The Company shall not (and shall ensure that no member of the Group will) enter into any merger, demerger, consolidation, reorganization or corporate restructuring except for Permitted Transactions.

23.11	Arm’s length basis

No Obligor shall (and the Company shall ensure that no wholly owned Subsidiary will) enter into any transaction with any person except under negotiations in good faith in reasonable arm’s length terms applicable to independent parties.

23.12	Loans and Financial Indebtedness

Except for Permitted Loans or Permitted Financial Indebtedness, no Obligor shall be a creditor in respect of any Financial Indebtedness.

23.13	No personal guarantees
(a)	Except for Permitted Guarantees, no Obligor shall incur or allow to remain outstanding any personal guarantee in respect of any obligation of any person.
23.14	Dividends and share redemption
(a)	Except as permitted under paragraph (b) below, the Company may not:
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital;

(ii)	repay or distribute any dividend or share premium reserve; or

(iii)	pay or allow any member of the Group to pay any management, administrative, advisory or other fee to or to the order of any of the shareholders of the Company, unless done in reasonable arm’s length terms.
(each a “Shareholder Payment”)

(b)	Notwithstanding the foregoing, the following will not be considered to be Shareholder Payments, and will therefore not be prohibited:
(i)	the payment of a dividends for up to an amount equivalent to 50% of the Company net profits as set forth in the most recent Annual Financial Statements corresponding to the previous Financial Year; provided that no Event of Default shall have occurred as set forth in Clauses 24.1 (Non-payment) y 24.2 (Financial covenants); and

(ii)	paying, or enabling any Group company to pay, management fees and commissions to Abengoa S.A., in reasonable arm’s length terms in accordance with past practice of the Group.
23.15	Payments
(a)	No Obligor shall make payments under operating leases above twenty-five million euros € 25,000,000.00) per annum in the aggregate.
23.16	Insurance
(a)	Each Obligor shall maintain insurance on and in relation to its business and assets against those risks associated with its business and to the extent as is customary for companies of its size and/or carrying on the same or substantially similar business.

(b)	All insurance must contracted be with reputable independent insurance companies or underwriters.
23.17	Financial assistance

Each Obligor shall (and the Company shall procure each wholly owned Subsidiary will) comply in all respects with any applicable law or regulation in any Relevant Jurisdiction concerning financial assistance, corporate interest, and any other similar benefit of an obligatory nature which might be applicable in relation to the execution of the Finance Documents and payment of amounts due under this Agreement.

23.18	Hedging
(a)	The Obligors shall put in place the hedging strategy of the Company (to cover at least 80% of Facility A) as agreed in the Hedging Structure Letter, within three (3) months from the date of this Agreement.

(b)	No Obligor Group shall engage in any speculative transaction involving hedging arrangements.

23.19	Ratification of guarantees

The Guarantors undertake, at the express request of the Agent (when the Agent deems this necessary and/or appropriate), to ratify the integral nature, validity and efficacy of the abstract guarantee granted by virtue of the provisions of Clause 19 (Joint and several guarantee) of this Agreement.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.17 (Acceleration).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or

(ii)	a Disruption Event; and
(b)	payment is made within three (3) Business Days of its due date applicable in accordance with the corresponding Finance Document.
24.2	Financial covenants

Any requirement of Clause 22 (Financial covenants) is not satisfied.

24.3	Other obligations
(a)	In the event any Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants and other)).

(b)	In the event of any non-fulfillment by the Company of any obligations arising from the Finance Documents, including the obligation to comply with the Coverage of the Guarantors pursuant to Clause 26.2 (Additional Guarantors).

(c)	No Event of Default under paragraphs (a) and (b) above will occur if the failure to comply is capable of remedy and suitable measures are taken therefor within fifteen (15) Business Days of the Agent giving notice to the Company or the Company or an Obligor becoming aware of the failure to comply.
24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that incorrectness are capable of remedy and are remedied within thirty (30) days of the Agent giving notice to the Company or an Obligor becoming aware thereof.

24.5	Cross default
(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period, or due before its maturity date as a result of a non-fulfillment which on ordinary maturity is unpaid pursuant to its terms, unless it is being disputed in good faith by the corresponding Obligor in accordance with applicable legal means, does not exceed fifteen million euros (€15,000,000) individually or in the aggregate or does not give rise to the cross default of any other Financial Indebtedness.

(b)	On the occurrence of (i) any event of early maturity under the Permitted DTN Debt Market Transaction, or (ii) any amendment to the subordination terms of the Permitted DTN Debt Market Transaction attached hereto as Schedule 5 (DTN subordination terms) to this Agreement).
24.6	Insolvency
(a)	Any Obligor is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts when they fall due in general or is in an insolvency scenario or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
24.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	a general moratorium, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	the appointment of a liquidator, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or
any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:
(i)	any winding-up petition or procedure which is dismissed within fourteen (14) days of commencement; or

(ii)	the circumstances set forth in paragraphs (b), (e), (f) and (g) of the definition of Permitted Transaction.

24.8	Legal non-compliance

If the Company or any Obligor should fail to comply with a final judgment or decision ordering it to pay, providing the aggregate amount of such non-compliance is above ten million euros (€10,000,000) and such non-compliance is not remedied within a period of twenty-eight (28) days.

24.9	Unlawfulness and invalidity

Subject to the Legal Reservations:
(a)	it is unlawful for an Obligor to perform any of its obligations under the Finance Documents or any such obligations cease to be effective;

(b)	any material obligation of any Obligor under any Finance Documents is not or ceases to be legal, valid, binding or enforceable and such situation has a Material Adverse Effect ; or

(c)	any Finance Document ceases to be in full force and effect.
24.10	Cessation of business

A company of the Group suspends or ceases to carry on all or a material part of its business, providing such act has a Material Adverse Effect

24.11	Audit qualification

The Auditors of the Group qualify the audited annual consolidated Annual Financial Statements of the Company in any way which has a Material Adverse Effect or refuse to provide an opinion on the Company Annual Financial Statements.

24.12	Expropriation

The authority or ability of any member of the Group to conduct its business is limited by any expropriation, nationalization, intervention or other action on behalf of any government or governmental authority or other person in relation to any member of the Group or any of its assets to an extent that has or is reasonably likely to have a Material Adverse Effect.

24.13	Repudiation and rescission of agreements

An Obligor rescinds or repudiates a Finance Document.

24.14	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other proceedings are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group, the matter or amount of which, whether individually or jointly with other proceedings brought against any member of the Group, might have a Material Adverse Effect if decide unfavorably, unless the risk arising from such proceedings is effectively covered by insurance .

24.15	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

24.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders (without prejudice to the individual rights of each Lender in respect of their participation in the Loans), by notice to the Company:
(a)	cancel all pending Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
After the elapsing of a period of thirty (30) days from the date an Event of Default has occurred without the Majority Lenders having opted for the early maturity of the Facilities, together with the interest accrued, and all other amounts accumulated or pending payment, each one of the Lenders will be entitled to bring individually any actions against the Company it might deem appropriate in order to claim any amount due under this Agreement, including the enforcement of the guarantee granted in Clause 19 (Personal guarantees).
SECTION 9
CHANGES TO PARTIES
25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
under any Finance Document to a Subsidiary, another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of assignment or transfer
(a)	The Lenders may assign part or all of their rights and obligations arising from any Finance Document to any third party providing the following requisites are met:
(i)	The assignee must be a subsidiary, another bank or financial institution or a trust fund, fund or other entity normally devoted to the granting, acquisition or investment of loans, securities or other financial assets, resident for tax purposes in the European Union and which, therefore, do not have their registered offices in tax havens or, only in the case of a bank or entity non-resident for tax purposes in the European Union, with the prior consent of the Company. Such consent will be understood to have been tacitly given if, within a period of fifteen (15) Business Days from the date the assigning Lender notifies the Company of its intention of assigning, the latter has neither expressly consented nor refused the assignment.

(ii)	The assignment will render effects from the start of the Interest Period following that in which the assignment occurs.

(iii)	The Agent will be informed of the assignment within the five (5) Business Days following the date on which the assignment becomes effective.
(b)	For the avoidance of doubt, amounts transferred or assigned by a Lender to a New Lender will include (i) the amount of principal owed to that Lender, and (ii) any accrued and unpaid interest.
25.3	Assignment fee

The Parties expressly agree that the assignment by a Lender of all or part of its rights and obligations arising from any Finance Document shall give rise to the accrual of an assignment fee equivalent to one thousand five hundred euros (€1,500) for each assignment made, to be paid to the Agent by the assignor and assignee corresponding at the time of the notification of the assignment pursuant to Clause 25.1(iv). Notwithstanding the foregoing, it is expressly agreed that this assignment fee will not be applicable to the Syndication Procedure.

26.	CHANGES TO THE OBLIGORS

26.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors
(a)	The Company shall ensure that any of its Subsidiaries which from time to time become a Material Subsidiary (as evidenced by the most recent Ratio Compliance Certificate delivered to the Agent pursuant to Clause 21.2

(Provision and contents of a Compliance Certificate)) becomes an Additional Guarantor hereunder.
(b)	Within ten (10) Business Days from the Agent having received the Ratio Compliance Certificate in accordance with paragraph (a) above, upon a Subsidiary becoming an Additional Guarantor: (X) the Company and such Subsidiary (as the proposed Additional Guarantor) shall deliver to the Agent a duly completed and executed Accession Letter, and (Y) the Agent shall have received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)	DTN shall not be considered a Material Subsidiary for purposes of this Clause 26.2 (Additional Obligors) to the extent that the Existing DTN Financing or its refinancing remains “ring-fenced” to the satisfaction of the Majority Lenders. Should the foregoing conditions not be met, the Company must ensure DTN performs as many acts as necessary to adhere to this Agreement as Guarantor in compliance with the provisions of this Clause 26.2 (Additional Guarantors) as soon as possible and in any event within a maximum period of fifteen (15) Business Days from the date on which the Existing DTN Financing has ceased to exist or its re-financing ceases to be “ring-fenced” in respect of the Obligors.

(d)	The Company need only perform its obligations under the foregoing paragraphs if the adhesion of the Material Subsidiary in question does not go against any legal restrictions, corporate benefit, the prohibition on financial assistance or any other similar principle of an obligatory nature which might be applicable in the Relevant Jurisdiction in question. Therefore, such adhesion shall not take place when the Company evidences through the issuance of a legal opinion, issued by a legal consultant appointed to the satisfaction of the Majority Lenders, through any means admitted by law, the aforementioned dispute.

(e)	The Agent shall notify the Company promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent).
26.3	Removal of a Guarantor
(a)	The Company may request that a Guarantor ceases to be so if:
(i)	all the Lenders have consented to the resignation of such Guarantor; or

(ii)	the two most recent Ratio Compliance Certificates corresponding to the latest Financial Year delivered show that, for the purposes of the Coverage of the Guarantors, such Guarantor has ceased to be a Material Subsidiary.
(b)	The Agent shall accept a request to remove the Guarantor and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Event of Default is continuing or will occur as a result of the acceptance of the removal request; and,

(ii)	notwithstanding the removal of the Guarantor, the Coverage of the Guarantors is duly covered by the other Guarantors which continue to be so.
26.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 20.23 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
SECTION 10
THE FINANCE PARTIES
27.	ROLE OF THE AGENT AND FINANCIAL ADVISOR

27.1	Appointment of the Agent
(a)	Each Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Arranger and the Lenders authorize the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
27.2	Duties of the Agent
(a)	The Agent shall promptly forward to the corresponding Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment/opening fee or other fee payable to a Finance Party (other than the Agent or an Arranger, acting under such title) under this Agreement it shall promptly notify the other Finance Parties, as well as the finance parties party to the Cover Agreements.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
27.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or an Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
27.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and discretions
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii)	any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:
(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Request or selection notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, experts or other skilled professionals.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent or security agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to do or omit to do anything if this would or might in their reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
27.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
27.8	Responsibility for documentation

Neither the Agent nor the Arrangers:
(a)	are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents; or

(b)	are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement,

arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
27.9	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 31.10 (Disruption to Payment Systems etc.), the Agent will not be liable (including without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or willful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third-party rights).

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.
27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent within three (3) Business Days of demand, against any cost, loss or liability (in the case of the Agent including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or willful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Subsidiaries as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent, which must duly accept such appointment.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as that successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. For the avoidance of any doubt, it is hereby expressly established that no cost, commission and/or expense of any nature arising from and/or relating to the resignation of the Agent shall be assumed by the Obligors.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
27.12	Replacement of the Agent
(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at its own cost it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. For the avoidance of any doubt, it is hereby expressly established that no cost, commission and/or expense of any nature arising from and/or relating to the replacement of the Agent shall be assumed by the Obligors.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
27.13	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	if information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent and the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
27.14	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and,

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or reduction or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with paragraph (b) of Clause 8.5 (Application of Mandatory Prepayments) or Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).
29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.6 (Partial payments).

29.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
29.5	Exceptions
(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
SECTION 11
ADMINISTRATION
30.	PAYMENT MECHANICS

30.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to the euro, in a principal financial center in a Participating Member State or London) with such bank as the Agent specifies.
30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial center of the country of that currency (or, in relation to euro, in the principal financial center of a Participating Member State or London).

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt and in observance of any limitation contained in Clause 19.7 (Guarantee Limitations)) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
30.5	Impaired Agent
(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either pay that amount direct to the Agent pay the amount applicable to the corresponding credit entity or pay that amount to an interest-bearing account held with a Reference Bank within the meaning of paragraph (a) of the definition of “Reference Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 27.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 30.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 30.2 (Distributions by the Agent).
30.6	Partial payments
(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents (in observance of any limitation contained in Clause 19.7 (Guarantee limitations)) in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arrangers under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment of any principal due but unpaid under those Finance Documents (as between the Lenders, pro rata to each Lender’s Commitment under the relevant Facility); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) (ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
30.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any amount under this Agreement, interest is payable in accordance with the contents of this Agreement at the rate applicable on the original due date.
30.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(d)	Any amount expressed to be payable in a currency other than the euro shall be paid in that other currency.
30.10	Disruption to payment systems.

If either the Agent determines (at its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;
(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
31.	SET-OFF

A Finance Party may (in observance of any limitation contained in Clause 19.8 (Guarantee limitations)) set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Company and the Guarantors:

Att.:

Luis Miguel Martínez Jurado

Tel: + 34 91 714 7000

Fax: + 34 91 714 7001

(b)	in the case of the Lenders

THE ROYAL BANK OF SCOTLAND N.V., SUCURSAL EN ESPAÑA

José Ortega y Gasset, 29 piso 5

28006 MADRID

Att.:

(i) Guillermo Poggio / Mónica Celeiro

Tel: + 34 91 438 51 58 / 91 438 51 73

Fax: + 34 91 438 53 07

(ii) Luis Mármol / Julio Fernández / Raquel Pérez

Tel: + 34 91 4236947

Fax: + 34 91 4236948

CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID

Torre Caja Madrid. Paseo de la Castellana, 189. 5[a] Planta

28046 Madrid

Att.:

(i) Jorge Salamero Sanz

Tel: +34 91 423 54 05

Fax: +34 91 423 97 18

(ii) Martín Alonso Sanchez / Monica Pilar Conejo Agraz

Tel: +34 91423 9627 / +34 91 423 9639

Fax: +34 91.423 9727 / +34 91 423 9728

BARCLAYS BANK, S.A.

Plaza de Colón, 1

28046 Madrid

Att.:

(i) Wouter Lauwaars / Francisco Roca

Tel: +34 91 336 22 11

Fax: +34 91 336 13 25

ING BELGIUM S.A. SUCURSAL EN ESPAÑA

C/Genova 27. Planta 3

28004 Madrid

Att.:

Mercedes Martinez

Tel: +34 91 789 8972

Fax: +34 91 789 5200

CAIXA D’ ESTALVIS I PENSIONS DE BARCELONA

Av. Diagonal 662-664

08034

Att.:

(i) Thomas Getz/Albert Bayod

Tel: +34 934048165/+34 9340496

Fax: +34 932055545
In the case each Lender becoming so subsequently to the signing of this Agreement, the address of such Lender notified in writing to the Agent; and
(c)	in the case of the Agent:

ING BANK N.V., LONDON BRANCH

60 London Wall

London, EC2M 5TQ

Att.:

Lorna Fleming

Tel: +44 20 7767 1509

Fax: +44 20 7767 7324
or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

32.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address, or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 32.3 will be deemed to have been made or delivered to each of the Obligors.
32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.6	Electronic communication
(a)	Any communication to be made between the Agent and a Lender or the Company under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or, as the case may be, the Company:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender or the Company will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or by the Company to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
32.7	Use of websites
(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost, supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost, supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.
32.8	English language
(a)	Unless otherwise expressly agreed to or as required by applicable law, any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document unless otherwise stated must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate, unless it is proven an obvious error has been made.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.4	Evidence of Debt

For the purposes of article 572 of the Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), the parties expressly agree that upon the occurrence of an Event of Default, the Agent (and/or any Lender) will calculate the amount due following its accounting provisions and it will issue the relevant certificate (which will be upheld valid in a court and shall produce all legal effects) detailing the total due amount as of the date of its issuance, being deemed such amount as true, net, due and payable.

For any enforcement actions in Spain the submission of a “testimonio con carácter ejecutivo” (“enforceable certified copy”) of this document will suffice, together with the certificate referred to in article 517.2.5 of the above Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil) and the submission of another certificate issued by an authorized representative of the Agent (and/or the relevant Lender) establishing the due amount by the Obligors hereunder, in which a notary witnessing such certificate, at the Agent’s (and/or the relevant Lender’s) request, raising it to public document status will certify that the said balance coincides with that set out in the Agent’s (and/or the relevant Lender’s) account and that the settlement of the due amount has been made in the manner agreed by the parties in this Agreement.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable for whatever reason under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

Subject to Clause 36.2 (Exceptions) and the provisions of this Agreement, any term of the Finance Documents may be waived only with the consent of the Majority Lenders and the Company, and any such waiver will be binding on all Parties.

36.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	the Maturity Date or any date of payment of any item accrued by virtue of this Agreement (whether an ordinary repayment or a prepayment);

(iii)	a reduction in the Margin or in the amount of any payment of fees or commission payable;

(iv)	an increase in or an extension of any Commitment or the Total Commitments;

(v)	a change to the Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 6.1 (Repayment of Loans), Clause 6.2 (Effect of cancellation and payment), Clause 25.1 (Assignments and transfers by the Lenders), Clause 25.2 (Conditions of Assignment or Transfer) or this Clause 36;

(viii)	the early termination or cancellation of the Abengoa Facility prior to the date of completion of twenty-four (24) months from the date of this Agreement or to the alleged obligatory prepayment stipulated in Clause 8.1(c) (on the understanding that any request to such end made by the Company will be processed and decided on at no cost to the latter (waiver fee)); and

(ix)	any agreement requiring the modifying novation of this Agreement, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agent or the Arrangers.
36.3	Non-consenting Lenders
(a)	In the event that a Lender (a “Non-consenting Lender”) does not consent to the terms of a waiver or amendment requested by the Company which pursuant to paragraph (a) of Clause 36.2 (Exceptions) requires the consent of all the Lenders, and a number of Lenders whose Commitment represents at least 80% of the Total Commitments of the Facility have accepted such request to waive or amend, such Non-consenting Lender will, at the request of the Company by at least 10 Business Days’ notice to the Agent transfer by novation all of its rights, benefits and obligations under the Finance Documents to any Lender (a “Replacement Lender”) that is willing to assume such rights, benefits and obligations as the Company may nominate against payment by the Replacement Lender of amounts equal to the Non-consenting Lender’s participation in each Loan together with any justified expenses in respect of such transfer. Any such transfer shall be subject to the provisions of Clause 25 (Changes to Lenders).

(b)	The replacement of a Lender pursuant to this Clause 36.3 shall be subject to the following conditions:
(i)	the Company shall have no right to seek replacement of the Agent;

(ii)	no Party shall have any obligation to be or find a Replacement Lender; and

(iii)	in no event shall the Non-consenting Lender be required to pay or surrender to the Replacement Lender any of the fees received by such Non-consenting Lender pursuant to the Finance Documents.
36.4	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any pending Loan Commitment, on ascertaining the Majority Lenders, or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its available Commitments.

(b)	For the purposes of this Clause 36.4, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender the Agent relates to any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” which might have occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
36.5	Replacement of a Defaulting Lender
(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Voluntary Prepayment Fees and other amounts payable in relation to such Loans under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than five Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

36.6	Non-response

If a Lender does not accept or reject a request for a proposed amendment or waiver within fifteen (15) Business Days of it being made (or such longer time period as the Company may specify) its Commitment and participation in Loans will not be included in determining whether the Lenders or Majority Lenders have consented to the proposed amendment or waiver, provided that Lenders, whose Commitments aggregate at least fifty per cent (50%) of the Total Commitments have responded to the request for the proposed amendment or waiver within fifteen (15) Business Days of it being made.
SECTION 12
GOVERNING LAW AND JURISDICTION
37.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by the laws of Spain.

38.	JURISDICTION

Each of the Parties irrevocably agrees that the courts of Madrid capital shall have jurisdiction over any dispute, lawsuit, act or proceedings and will also have jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such reason, they irrevocably submit themselves to such courts, expressly waiving any right to any other jurisdiction which may correspond.

In witness whereof, the Parties sign this Agreement in one single copy and for one sole purpose to be raised to public document status before the Madrid Notary, Mr. Juán Álvarez-Sala Walther, in the place and on the date indicated ut supra.

TELVENT GIT, S.A.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann

Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

ING BELGIUM S.A. SUCURSAL EN ESPAÑA

/s/ Christophe Poos	/s/ Mónica Martínez Mendizabal

Mr. Christophe Poos	Ms Mónica Martínez Mendizabal

CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID

/s/ Jorge Luis Salamero Sanz	/s/ Emilio Recoder Monasterio

Mr. Jorge Luis Salamero Sanz	Mr. Emilio Recoder Monasterio

CAIXA D’ ESTALVIS I PENSIONS DE BARCELONA

/s/ Thomas Ole Sigurd Getz	/s/ José Ignacio Zamacois Alonso

Mr. Thomas Ole Sigurd Getz	Mr. José Ignacio Zamacois Alonso

BARCLAYS BANK, S.A.

/s/ Wouter Lauwaars	/s/ Pedro Menéndez Cuiñas

Mr. Wouter Lauwaars	Mr. Pedro Menéndez Cuiñas

THE ROYAL BANK OF SCOTLAND PLC

/s/ Luis Mármol Ortí	/s/ Ignacio Madurga Garcia-Alegre

Mr. Luis Mármol Ortí	Mr. Ignacio Madurga Garcia-Alegre

ING BANK N.V., LONDON BRANCH

/s/ Sergio Casado Gámez

Mr. Sergio Casado Gámez

TELVENT EXPORT, S.L.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann

Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

TELVENT TRÁFICO Y TRANSPORTE, S.A.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann

Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

TELVENT ENERGÍA, S.A.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann

Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

TELVENT HOUSING, S.A.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann

Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

TELVENT OUTSOURCING, S.A.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann

Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

TELVENT SERVICIOS COMPARTIDOS, S.A.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann

Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

TELVENT INTERACTIVA, S.A.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann
Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

TELVENT ENVIRONMENT, S.A.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann
Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

MATCHMIND HOLDING, S.L.

/s/ Luis Miguel Martínez Jurado	/s/ Fernando Saavedra Obermann
Mr. Luis Miguel Martínez Jurado	Mr. Fernando Saavedra Obermann

SCHEDULE 4
REFINANCED LINES
In thousands of euros.

Telvent GIT:

• Syndicated Loan signed on 09/12/08 and amended on 05/21/09	56,612.00

Lenders:
Caja Madrid:	20,085.00
ING:	21,915.00
La Caixa:	14,612.00

• La Caixa Bilateral	5,000.00

Telvent Housing:

• Sale & Leaseback	14,854.80

Lenders:
ING:	9,428.10
Cr. Agricole	4,006.80
Bancantabria	1,419.90

Telvent Traffic NorthAmerica

• Bank of America	18,173.90

SCHEDULE 5
DTN SUBORDINATION TERMS
Status of the Notes and Subordination
The Notes constitute direct and (subject to Condition [•] (Negative Pledge)) unsecured obligations (créditos ordinarios) of the Issuer and rank pari passu and rateably, without any preference among themselves and shall rank, save for the Senior Facility (as specified below), at least equally with all other present and future unsecured and unsubordinated obligations of the Issuer, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.
The Issuer’s payment obligations under the Notes will be subordinated to the payment obligations of the Issuer in respect of the Senior Facility to the effect that in the event that the Issuer is in liquidation (liquidación), subject to insolvency proceedings (concurso) or generally unable to meet its payment obligations, the Noteholders’ entitlement to any payment to be received in respect of the Notes will be subordinated.